UNANIMOUS WRITTEN CONSENT
OF THE BOARD OF DIRECTORS OF
Sandbox Dental Labs, Inc.
a Delaware corporation

December 21, 2020

The undersigned, constituting all of the members of the Board of Directors (the "**Board**") of Sandbox Dental Labs, Inc. (SBOX), a Delaware corporation (the "**Company**"), hereby consent to the adoption of the following resolutions, effective as of December 21, 2020, by written consent in lieu of a meeting of the Board:

RESOLVED, that Sandbox Dental Labs, Inc. be renamed through the Secretary of State of Delaware as Campbell Neurosciences, Inc. effective December 22, 20202.

This consent action shall be filed in the minute book of the Company and become a part of the records of the Company. A facsimile or .pdf counterpart of this consent action shall have the same legal effect as an original of the same.

Timothy G. Dixon
Chairman & Sole Director